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CPI CORP.
NEWS FOR IMMEDIATE RELEASE                           FOR RELEASE _______________
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FOR FURTHER INFORMATION CONTACT:

                     NAME       Alyn V. Rssman        FIRM       CPI Corporation
                     ADDRESS    1706 Washington Ave   CITY       St. Louis
                     STATE ZIP  Missouri 63103        TELEPHONE  (314) 231-1575
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                                        FOR FURTHER INFORMATION
                                        AT THE FINANCIAL RELATIONS BOARD
                                        George Zagoudis, Chicago  312/266-7800
                                        After 6:00 p.m.  708/705-7240
                                        Kathy Phelan, New York, NY 212/661-8030


                CPI CORP. ANNOUNCES FINAL TENDER OFFER RESULTS

St. Louis, MO., January 13, 1998 -- CPI Corp. (NYSE: CPY) today announced the final results of its Dutch Auction tender offer which expired Wednesday, January 7 at 12:00 midnight, New York City time.

CPI said that 1,999,215 shares were tendered at or below $23.00 per share. Under the terms of the offer, CPI has purchased 1,999,215 shares of its common stock at $23.00 per share. The depositary for the tender offer will issue payment promptly for the shares that have been purchased.

CPI is a consumer services company operating approximately 1,200 retail locations, including 1,030 Sears Portrait Studios in the U.S., Puerto Pico and Canada and 157 Prints Plus wall decor stores.


        CPI corp. - 1706 Washington Avenue - St. Louis, Missouri 63103